                     GENERAL RELEASE AND SEVERANCE AGREEMENT

         This General Release and Severance Agreement (hereinafter "Agreement") is entered into by and between EDWARD K. MIMS (hereinafter "ASSOCIATE"), and ADS ALLIANCE DATA SYSTEMS, INC. (hereinafter "ALLIANCE"), and also ALLIANCE DATA SYSTEMS CORPORATION ("ADSC") but only to the extent specifically provided in this Agreement.

         WHEREAS, ASSOCIATE has willingly and voluntarily resigned all officer positions he held for ALLIANCE, its parent, subsidiaries and affiliates as of October 11, 2000;

         WHEREAS, ASSOCIATE and ALLIANCE will mutually, willingly, and voluntarily terminate their employment relationship effective as of November 3, 2000 ("TERMINATION DATE");

         WHEREAS, ASSOCIATE and ALLIANCE desire to compromise, settle and forever resolve and dispose of all differences and potential claims and controversies between them, up to and including the Termination Date;

         WHEREAS, all words used in this Agreement will have their plain meaning in ordinary English; and

         WHEREAS, the effective date of this Agreement shall be on the eighth day following ASSOCIATE'S execution of this Agreement (the "EFFECTIVE DATE").

         NOW, THEREFORE, in consideration of the foregoing and promises and other good and sufficient consideration contained hereinafter, the parties agree as follows:

                                       I.

         A. SEVERANCE PAY. In exchange for ASSOCIATE entering into this Agreement and signing the General Release, ALLIANCE agrees to pay to ASSOCIATE the lump sum of $269,923.30, less appropriate payroll tax deductions and income tax withholdings within five (5) days of the Effective Date ALLIANCE and ASSOCIATE agree that as of the Termination Date,

GENERAL RELEASE AND SEVERANCE AGREEMENT - PAGE 1

ASSOCIATE is no longer eligible to participate in ALLIANCE's 401(k) savings plan, and therefore, the aforementioned severance payments shall not be subject to 401(k) withholdings or employer matching.

         B. PAYMENT OF WAGES AND OTHER BENEFITS. ALLIANCE represents and agrees that as of the Effective Date of this Agreement, ALLIANCE will have made payment in full to ASSOCIATE for all wages earned through the Termination Date and all other benefits owed to ASSOCIATE through the Termination Date other than claims under ALLIANCE's medical plan that have been filed but not paid and any other benefits specifically provided for in this Agreement. Further, ALLIANCE and ASSOCIATE agree that by signing this Agreement and in consideration for the Severance Pay to be paid to ASSOCIATE pursuant to Section I(A), ASSOCIATE is hereby waiving any payment for accrued but unused vacation for 2000. Further, ALLIANCE and ASSOCIATE agree that after the Termination Date, ASSOCIATE will not accrue any vacation or other benefits for which he was eligible or previously entitled.

         C. CONTINUATION OF BENEFITS. ALLIANCE shall continue ASSOCIATE'S health and life benefits through the end of the month in which the Termination Date falls. Thereafter, ASSOCIATE may elect to continue health benefits pursuant to the Comprehensive Omnibus Budget Reconciliation Act ("COBRA"), solely at his cost, by paying the applicable premiums therefor.

         D. INCENTIVE COMPENSATION. ASSOCIATE will be entitled to receive an incentive compensation payment pursuant to the 2000 Incentive Compensation Plan (the "2000 Plan") provided such payments, if any, are made as directed by the ALLIANCE Board of Directors, calculated by multiplying (i) $121,000 by
(ii) 90% by (iii) that percentage of corporate

GENERAL RELEASE AND SEVERANCE AGREEMENT - PAGE 2 performance criteria attained by the Company and adding $12,100. ASSOCIATE will not be eligible to participate in ALLIANCE's 2001 Incentive Compensation Plan.

         E. STOCK OPTIONS. ASSOCIATE, ALLIANCE and Alliance Data Systems Corporation ("ADSC") agree to amend, as provided in this Paragraph E, the Incentive Stock Option Agreements dated February 26, 1998, July 24, 1998, December 1, 1998, and May 7, 1999 between ADSC and ASSOCIATE pursuant to the Alliance Data Systems Corporation and its Subsidiaries Stock Option and Restricted Stock Purchase Plan ("ORIGINAL PLAN") and the Incentive Stock Option Agreement dated September 1, 2000 between ADSC and ASSOCIATE pursuant to the Amended and Restated Alliance Data Systems Corporation and its Subsidiaries Stock Option and Restricted Stock Plan ("AMENDED AND RESTATED PLAN") (hereinafter, both plans are referred to as the "Plan" or "Plans". The amendments shall provide as follows:

          1) ORIGINAL PLAN. The stock options granted to ASSOCIATE pursuant to the Original Plan ("ORIGINAL PLAN STOCK OPTIONS") which are vested as of the Termination Date ("VESTED ORIGINAL PLAN STOCK OPTIONS"), may be exercised pursuant to the Original Plan for a period of up to six (6) months after the Termination Date. The total number of shares vested under the Original Plan Stock Options as of the Termination Date is 36,111 shares. All other Original Plan Stock Options unvested as of the Termination Date ("UNVESTED ORIGINAL PLAN STOCK OPTIONS") will be forfeited. Notwithstanding the foregoing sentence, however, if the Board of Directors determines that the vesting of a certain portion of the Unvested Original Plan Stock Options shall be accelerated to January 31, 2001 due to Company performance, such options so designated by the Board of Directors will vest as of January 31, 2001 ("JANUARY VESTING DATE") and may be exercised for a period of up to


GENERAL RELEASE AND SEVERANCE AGREEMENT - PAGE 3 six (6) months after the January Vesting Date; provided that ASSOCIATE shall receive accelerated vesting to the January Vesting Date of the Unvested Original Plan Stock Options to no less extent than any other associate of ALLIANCE also holding stock options under the Original Plan. ASSOCIATE hereby agrees and acknowledges that the aforementioned options which are subject to the January Vesting Date may be converted from Incentive Stock Options to Non-Qualified Stock Options. ALLIANCE agrees to provide written notice of any action by the Board of Directors to accelerate any options granted under the Original Plan (including the amounts by which every employee's or associate's options were accelerated) within 10 days of the adoption of such action.

         2) AMENDED AND RESTATED PLAN. One-third of the stock options granted to ASSOCIATE pursuant to the Amended and Restated Plan on September 1, 2000 will vest on August 31, 2001 ("EXTENDED VESTING DATE") and may be exercised pursuant to the Amended and Restated Plan for each such stock options or stock awards for a period of up to six (6) months after the Extended Vesting Date. The amount of such vested stock options shall be 26,667 shares as of the Extended Vesting Date. All other stock options which were granted on September 1, 2000 will be forfeited. ASSOCIATE hereby agrees and acknowledges that the aforementioned options which are subject to the Extended Vesting Date may be converted from Incentive Stock Options to Non-Qualified Stock Options.

         F. RESTRICTED STOCK AWARDS. ASSOCIATE hereby acknowledges and agrees that because his employment with ALLIANCE ceased as of November 3, 2000, he has forfeited and will forfeit any and all Restricted Stock Awards ("RSA") granted to him prior to the Termination Date and he will no longer be a participant in the RSA plan as of November 3, 2000. However, if in 2001, the ALLIANCE Board of Directors decides that all or a portion of the restrictions on

GENERAL RELEASE AND SEVERANCE AGREEMENT - PAGE 4 such RSA's should lapse for each and every ALLIANCE associate who was, effective September 1, 2000, granted RSA's and who is, on the date such lapsing takes effect, then participating in the RSA plan, or if such restrictions lapse for each and every ALLIANCE associate, due to ALLIANCE reaching its 2000 EBITDA target, ALLIANCE agrees to make a one-time cash payment to ASSOCIATE in an amount equal to the fair market value of ADSC common stock underlying such RSA on the date such lapsing takes effect multiplied by 7,000 ("Associate's 2000 Vesting Target") multiplied by the percentage of Associate's 2000 Vesting Target on which the Board of Directors deems such restrictions should lapse ("Lapsed Restriction Percentage") or by 100% in the case ALLIANCE reaches its 2000 EBITDA target, less applicable taxes. For example, if the Board designates in 2001 that the Lapsed Restriction Percentage should be 100%, ASSOCIATE's cash payment would be calculated by multiplying the fair market value of ADSC common stock on the date such lapsing takes effect by 7,000 and multiplying that number by 100%. Alternatively for example, if the Board designates in 2001 that the Lapsed Restriction Percentage should be 40%, then ASSOCIATE's cash payment would be calculated by multiplying the fair market value of the ADSC common stock on the date such lapsing takes effect by 7,000 and multiplying that amount by 40%. For purposes of this Section I(F), the fair market value of one share of the ADSC common stock shall be that number as calculated by the ADSC finance department in the normal course of business for similar purposes unless on the date the fair market value must be determined the ADSC common stock is traded on a nationally recognized securities exchange, in which case the fair market value of one share of the ADSC common stock shall be the closing price of the ADSC common stock on such date, or if such date is not a trading day, then the closing price per share of the ADSC common stock on the next trading day thereafter.


GENERAL RELEASE AND SEVERANCE AGREEMENT - PAGE 5

         ALLIANCE agrees to provide written notice of any action by the Board of Directors to accelerate vesting of the RSAs within 10 days of such action. If ALLIANCE does not reach its 2000 EBITDA target and the Board of Directors does not otherwise accelerate the vesting of the RSAs referenced above, in such event ASSOCIATE will receive no such cash payment and nothing in this paragraph shall be construed to entitle ASSOCIATE to any other future payments of any kind pursuant to this paragraph. All payments due ASSOCIATE under this Paragraph F shall be payable within thirty (30) days after the event occurs that creates the payment obligation to ASSOCIATE.

         G. FURTHER ACTIONS. ASSOCIATE, ALLIANCE, and ADSC agree to execute such documents and to take such actions as are necessary to implement the amendments described in this Paragraph E and Paragraph F above.

         H. OUTPLACEMENT BENEFITS. As further consideration of the mutual promises contained herein, ALLIANCE agrees to provide ASSOCIATE, at ALLIANCE'S cost, with executive-level outplacement assistance with Spherion Human Capital Consulting ("SHCC") or another company providing similar services for a period of one (1) year. By providing this service, ALLIANCE does not warrant or guarantee the services of SHCC or such other party, nor does ALLIANCE warrant or guarantee that ASSOCIATE will secure employment through SHCC or such other party.

         I. CONTINUING PROFESSIONAL EDUCATION EXPENSES AND PROFESSIONAL LICENSE FEES. ALLIANCE agrees to reimburse ASSOCIATE upon the proper submission of expense reports therefor, expenses related to (1) ASSOCIATE's attendance at continuing professional education seminars and (2) ASSOCIATE's professional accountancy license fees which enable


GENERAL RELEASE AND SEVERANCE AGREEMENT - PAGE 6

ASSOCIATE to maintain his professional accountancy licenses in the state of Texas for the calendar years 2000 and 2001.

         In the event Associate breaches any of the promises and covenants contained in this Agreement, ALLIANCE's duties hereunder shall cease; provided, however, if ASSOCIATE's breach is capable of being cured, ALLIANCE shall first provide ASSOCIATE a written notice of the breach and allow ASSOCIATE twenty (20) days to cure such breach, and only if the breach is not cured within such twenty (20) day period may ALLIANCE cease its duties hereunder.

                                       II.

         A. GENERAL RELEASE BY ASSOCIATE. In exchange for the consideration set forth above in Section I. and other good and sufficient consideration set forth herein, ASSOCIATE, for and on behalf of himself individually and his heirs, representatives, and assigns, if any, hereby fully, finally, completely, and forever releases, discharges, acquits, and relinquishes ALLIANCE, ADSC and their predecessors, successors, parent entities, subsidiaries, related or affiliated companies, attorneys, officers, directors, employees, former employees, agents and assigns (collectively the "Released Parties"), jointly and/or severally, from any and all claims, actions, demands, liabilities, and/or causes of action of whatever kind or character, joint or several, whether now known or unknown, asserted or unasserted, under any federal, state or local statute and common law dealing with age, race, sex and other types of discrimination in employment, including, but not limited to, the Texas Commission on Human Rights Act; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act ("ADEA") the Employee Retirement Security Act of 1974; or any other claim, regardless of the forum in which it might be

GENERAL RELEASE AND SEVERANCE AGREEMENT - PAGE 7 brought, if any, which he has, might have, or might claim to have against the Released Parties, or any of them individually, for any and all injuries, harm, damages, penalties, costs, losses, expenses, attorneys' fees, and/or liability or other detriment, if any, whenever incurred, or suffered by ASSOCIATE as a result of any and all acts, omissions, or events by the Released Parties, collectively or individually, through the Termination Date. It is expressly agreed and understood by ASSOCIATE that this Agreement and Release includes without limitation any and all claims, actions, demands, and causes of action, if any, arising from or in any way connected with the employment relationship between ASSOCIATE and ALLIANCE and the termination thereof, including any claim of discrimination, retaliation, harassment, failure to accommodate, wrongful termination, breach of contract, and/or tortious conduct, including all claims that were or could have been brought by ASSOCIATE. However, the parties agree that notwithstanding the foregoing language, ASSOCIATE in no way releases any claims to any of the following:
(i) any employee benefits, including, but not limited to, pension and/or retirement benefits, which were vested as of the Termination Date or (ii) any breach by ALLIANCE or ADSC of its obligations to ASSOCIATE under this Agreement.

         B. ADEA RELEASE. ASSOCIATE hereby acknowledges that he knowingly and voluntarily enters into this Agreement with the purpose of waiving and releasing any claims under the Age Discrimination in Employment Act of 1967, and as such, he acknowledges and agrees that:

         (1)      this Agreement is worded in an understandable way;

         (2)      any rights or claims arising under the ADEA are waived;

         (3) claims under the ADEA that may arise after the date this Agreement is executed are not waived;


GENERAL RELEASE AND SEVERANCE AGREEMENT - PAGE 8

         (4) the rights and claims waived in this Agreement are in exchange for additional consideration over and above anything to which ASSOCIATE was already undisputedly entitled;

         (5) ASSOCIATE has been advised in writing to consult with an attorney prior to executing this Agreement;

         (6) ASSOCIATE has been given a twenty-one (21) day period of time, if desired, to consider this Agreement.

         (7) He may revoke this waiver and release of any ADEA (age discrimination) claims covered by this Agreement within seven days from execution of this Agreement; provided, however, that such a revocation may, at the election of ASSOCIATE, be deemed to cause a failure of consideration for this Agreement, whereupon ALLIANCE would be entitled to a return of any monies paid to ASSOCIATE under this Agreement; and

         (8) Any changes made to this Agreement, whether material or immaterial, will not restart the running of this twenty-one
                  (21) day period.

                                      III.

         For the same consideration set forth herein, ASSOCIATE further agrees as follows:

         A. CONFIDENTIALITY AND NONDISCLOSURE. ASSOCIATE agrees to be permanently bound by any and all prior confidentiality agreements he executed while an employee of ALLIANCE. ASSOCIATE further covenants and agrees that he will not take with him following the end of him employment with ALLIANCE or any of its affiliates, any document, papers or materials in any form (including without limitation originals or copies, printed or in electronic form) in ASSOCIATE'S possession or control containing any confidential information and that he will surrender all such material upon the termination of him employment with ALLIANCE.

         B. NONDISPARAGEMENT. The parties further agree that from and after the Termination Date, the parties will not make or publish any statement, written or oral, materially disparaging the reputation of ASSOCIATE or of ALLIANCE, any of its present or future officers, shareholders, subsidiaries or affiliates, or any of such parties' respective businesses or

GENERAL RELEASE AND SEVERANCE AGREEMENT - PAGE 9 products. To each prospective employer contacted by ASSOCIATE while J. Michael Parks ("Parks") is ALLIANCE's Chief Executive Officer, ASSOCIATE agrees to name only Parks as a reference to whom such prospective employer may contact with regard to ASSOCIATE'S employment with ALLIANCE. If ALLIANCE is requested by a prospective employer of ASSOCIATE for a job reference, ALLIANCE agrees that such reference will be favorable to ASSOCIATE, and if Parks is then the CEO of ALLIANCE, Mr. Parks shall give such reference.

         C.   NON-SOLICITATION. ASSOCIATE agrees that for a period of twelve
(12) months after the Termination Date, ASSOCIATE agrees not to (a) directly or indirectly solicit for employment any person then employed by ALLIANCE or any of its affiliates or any then engaged subcontractors of ALLIANCE of its affiliates or subsidiaries used in connection with ALLIANCE-related work or
(b) advise or recommend to any other person, firm, partnership, or corporation that competes with ALLIANCE'S business in those areas of the United States where ALLIANCE conducts business, that it employ or solicit for employment any person then employed by ALLIANCE or any of its subsidiaries used in connection with ALLIANCE-related work; provided, however, that ASSOCIATE shall not be prohibited from communicating with any current or former employee of ALLIANCE as to matters other than as described in this Paragraph III(C).

         D. INJUNCTIVE RELIEF. ASSOCIATE agrees that enforcement of the Confidentiality and Nondisclosure and Nondisparagement convenants would be difficult if not impossible to enforce through an action at law. Therefore, ASSOCIATE agrees that ALLIANCE may seek any all remedies available to it to enforce these covenants, including seeking any injunctive relief to enjoin ASSOCIATE from further violation of the covenants or for specific enforcement of this Agreement. ASSOCIATE further agrees that ALLIANCE may seek recovery of all actual




GENERAL RELEASE AND SEVERANCE AGREEMENT - PAGE 10 damages incurred as a result of ASSOCIATE'S breach of any of the above-referenced sections including but not limited to attorneys' fees, courts costs and expenses incurred by ALLIANCE in seeking to enforce this section.

                                       IV.

         ASSOCIATE further agrees that any and all sums paid or provided to him in consideration for this Agreement will be forfeited and become immediately due and payable to ALLIANCE, at its sole discretion, in the event that ASSOCIATE asserts any claim, demand or cause of action, arising out of, resulting from, or in any way related to any of the claims released by ASSOCIATE under this Agreement, or any action to set aside, invalidate, or void this Agreement, except as a result of ALLIANCE's or ADSC's breach of their respective obligations under this Agreement, unless ASSOCIATE withdraws such claim, demand or cause of action within ten (10) days after receipt of written notice from ALLIANCE. ASSOCIATE also agrees that a breach of the covenant set forth in this Section IV will entitle ALLIANCE and its successors and assigns to a full recovery in an action for damages, including, but not limited to, recovery of its or their costs, expenses and attorneys' fees for investigation, prosecution or defense of any action brought in breach of this covenant. Such recovery of monies shall not otherwise affect the enforceability of this Agreement or of other individual promises contained in this Agreement.

                                       V.

         ASSOCIATE hereby represents and warrants that he has not assigned or otherwise transferred to any other person or entity any interest in any claim, demand, action and/or cause of action he has, or may have, or may claim to have against any Released Party. ASSOCIATE agrees to indemnify and hold harmless all of the Released Parties from any and all injuries, harm,



GENERAL RELEASE AND SEVERANCE AGREEMENT - PAGE 11 damages, costs, losses, expenses and/or liability, including reasonable attorneys' fees and court costs, incurred as a result of any claims or demands which may hereafter be asserted against any such Released Parties by, through, or by virtue of an assignment or other transfer by ASSOCIATE.

                                       VI.

         ASSOCIATE acknowledges and agrees that by signing this Agreement, he is hereby releasing and forever waiving re-employment or reinstatement with ALLIANCE in any capacity; although nothing herein shall prevent ALLIANCE from reemploying ASSOCIATE should ALLIANCE, in its own discretion decide to reemploy him.

                                      VII.

         This Agreement, the offer of this Agreement and compliance with this Agreement shall not constitute or be construed as an admission by the Released Parties or any of them individually, of any wrongdoing or liability of any kind or an admission by any of them of any violation of the rights of ASSOCIATE, but rather, such liability or wrongdoing is expressly denied. This Agreement shall not be admissible in any judicial, administrative or other proceeding or cause of action as an admission of liability or for any purpose other than to enforce the terms of this Agreement. Moreover, ASSOCIATE agrees that he will not disclose to any third parties except as provided below the fact that the parties have entered into this Agreement or the terms and conditions of this Agreement. Unless otherwise authorized in writing by ALLIANCE, ASSOCIATE may not disclose the fact the parties have entered this Agreement as well as the information contained herein, except with respect to his spouse, attorneys and tax advisors (the "Associate Authorized Parties"), but only upon advising the Associate Authorized Parties of the restrictions of this Section VII and obtaining the agreement of the Associate



GENERAL RELEASE AND SEVERANCE AGREEMENT - PAGE 12

Authorized Parties to terms of same. This Agreement is not intended to prohibit or interfere with either ASSOCIATE'S ability to respond to or cooperate with any governmental agency request or subpoena or court order. However, in the event ASSOCIATE receives such a subpoena or order, ASSOCIATE agrees to provide ALLIANCE notice of the subpoena or order within (5) days of ASSOCIATE's receipt of such subpoena or order, with delivery to HR Counsel, Alliance Data Systems, 17655 Waterview Parkway, Dallas, Texas 75252.

                                      VIII.

         The parties agree that the terms of this Agreement are contractual in nature and not merely recitals and shall be governed and construed in accordance with the laws of the State of Texas. The parties further agree that should any part of this Agreement be declared or determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the parties intend the legality, validity, and enforceability of the remaining parts shall not be affected thereby, and said illegal, invalid or unenforceable part shall be deemed not to be a part of this Agreement. Venue to decide any disputes arising under this Agreement shall be in Dallas County.

         The parties further agree that while a breach of any of the covenants set forth in this Agreement will entitle the ALLIANCE and its successors and assigns to a full recovery in an action for damages, including, but not limited to, recovery of its or their costs, expenses and attorneys' fees for investigation, prosecution or defense of any action brought in breach of such covenants, the recovery of monies shall not otherwise affect the enforceability of this Agreement or of other individual promises contained in this Agreement.

                                       IX.



GENERAL RELEASE AND SEVERANCE AGREEMENT - PAGE 13

         This Agreement shall be binding upon and the benefits shall inure to ASSOCIATE and his heirs, successors, and assigns, and to ALLIANCE, ADSC and their successors and assigns.

                                       X.

         No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by the party to this Agreement against whom such waiver is sought to be enforced. The waiver by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party, nor shall any waiver operate or be construed as a recission of this Agreement.

                                       XI.

         All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, addressed to HR Legal Counsel, Legal Department at:

         ADS Alliance Data Systems, Inc.
         17655 Waterview Parkway
         Dallas, Texas  75252

         and to ASSOCIATE at the address set forth below ASSOCIATE'S signature on the signature page hereto. Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

                                      XII.

         ASSOCIATE agrees that in executing this Agreement he does not rely and has not relied on any document, representation or statement, whether written or oral, other than those specifically set forth in this written Agreement. The parties agree that this Agreement constitutes



GENERAL RELEASE AND SEVERANCE AGREEMENT - PAGE 14 the entire agreement between ASSOCIATE, ALLIANCE, and ADSC and supersedes any and all prior agreements or understandings, written or oral, pertaining to the subject matter of this Agreement, and contains all the covenants and agreements in any manner whatsoever between the parties with respect to such matters. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. This Agreement cannot be changed or terminated orally, but may be changed only through written addendum executed by both parties.

                                      XIII.

         The wording in this Agreement was reviewed and accepted by all parties after reasonable time to review with legal counsel, and no party shall be entitled to have any wording of this Agreement construed against the other party as the drafter of the Agreement in the event of any dispute in connection with this Agreement.

                                      XIV.

         ASSOCIATE and ALLIANCE agree that prior to the execution of this Agreement, ASSOCIATE has returned to ALLIANCE all Company property within ASSOCIATE'S possession, or control, including, but not limited to, beepers, cellular telephones, keys, access cards, computers and peripheral equipment, software, automobiles, equipment, customer lists, forms, plans, documents, and other written and computer material, and copies of the same, belonging to ALLIANCE or its affiliates, or any of their customers. ASSOCIATE represents and warrants that he has not and will not at any time copy or reproduce any of the items referred to in this Section XIV.



GENERAL RELEASE AND SEVERANCE AGREEMENT - PAGE 15

                                       XV.

         ASSOCIATE agrees to tender his resignation as a member of the board of any ALLIANCE affiliate as of October 31, 2000.

         ALLIANCE and ADSC agree that for the period during which ASSOCIATE was employed by ALLIANCE or ADSC, ASSOCIATE shall be entitled to the benefit of the indemnification provisions contained in the Certificate of Incorporation and/or Bylaws of ALLIANCE, ADSC or any other affiliate of ADSC or any other contractual indemnification provision in place at the Effective Date. ALLIANCE and ADSC covenant and agree that during the period of ASSOCIATE'S employment with ALLIANCE or service on the board of directors of any affiliate of ALLIANCE, ALLIANCE and ADSC have continually maintained a directors' and officers' insurance policy, that ASSOCIATE has been included in the category of covered directors and executives under such policy for acts which occurred during the period of ASSOCIATE'S employment and/or services on Board of Directors of any affiliate of ALLIANCE, and that such policy, as maintained, insures ASSOCIATE for events or occurrences while such policy was or is in force. ALLIANCE and ADSC further covenant and agree that as long as they maintain any directors' and officers' insurance policy which provides coverage for other officers and/or directors of ALLIANCE, ADSC or any affiliate thereof, who served during the same period as ASSOCIATE, ALLIANCE and ADSC agree that neither ALLIANCE or ADSC will make any request to any carrier of any directors' and officers' insurance policy to exclude ASSOCIATE from such same coverage.

                                      XVI.

         ASSOCIATE declares that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted, after complete consideration of all facts and him



GENERAL RELEASE AND SEVERANCE AGREEMENT - PAGE 16 legal rights, of which he has been fully advised by him respective attorneys for the purpose of making a full and final compromise, adjustment and settlement of any and all claims, disputed or otherwise, that ASSOCIATE may have against the Released Parties.

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GENERAL RELEASE AND SEVERANCE AGREEMENT - PAGE 17

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         IN WITNESS WHEREOF, the parties have executed this Agreement as follows:



EDWARD K. MIMS

/s/ Edward K. Mims
-------------------------------------------

8912 Maple Glen Drive, Dallas, Texas  75231
-------------------------------------------
ADDRESS

Date: November 27, 2000
-----------------------



ADS ALLIANCE DATA SYSTEMS, INC.


By:   J. Michael Parks
    ---------------------------

Its:  Chief Executive Officer
    ---------------------------

Date:  11/27/00
     --------------------------



As to the provisions of this Agreement to which it is mentioned:

ALLIANCE DATA SYSTEMS CORPORATION


By:  J. Michael Parks
   ----------------------------

Its: Chief Executive Officer
    ---------------------------

Date:  11/27/00
     --------------------------








GENERAL RELEASE AND SEVERANCE AGREEMENT - PAGE 18